Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated July 28, is by and between MARCUS & MILLICHAP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). This Agreement amends, restates and supersedes in its entirety, and is given as a replacement for, and not in satisfaction of or as a novation with respect to, that certain Amended and Restated Credit Agreement dated May 28, 2019 by and between Borrower and Bank, as such may have been amended from time to time prior to the date hereof.

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date, not to exceed at any time the aggregate principal amount of Sixty Million Dollars ($60,000,000) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements and general corporate needs (including, without limitation, mergers and acquisitions and international expansion permitted or not prohibited under this Agreement). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated July 28, 2022, as modified from time to time (“Line of Credit Note”).

(b)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary or an affiliate to issue standby letters of credit and sight commercial letters of credit for the account of Borrower (“Subfeature Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). Bank shall have no obligation to issue a Subfeature Letter of Credit if (i) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Subfeature Letter of Credit in particular, or (ii) such Subfeature Letter of Credit would violate one or more policies of Bank applicable to

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letters of credit generally, or (iii) amounts demanded to be paid under any Subfeature Letter of Credit will not or may not be in United States Dollars. The form and substance of each Subfeature Letter of Credit shall be subject to approval by Bank, in its sole but reasonable discretion. No Subfeature Letter of Credit shall have an expiration date more than three hundred sixty five (365) days beyond the maturity date of the Line of Credit. The undrawn amount of all Subfeature Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement or Bank’s standard commercial letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)    Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Commitment Fee. Borrower shall pay to Bank a non-refundable annual commitment fee for the Line of Credit equal to Thirty Five Thousand Dollars ($35,000) for each year, which fee shall be due and payable in full on each July 1 during the term of this Agreement.

(d)    Unused Commitment Fee. For any day in which the usage amount of the Line of Credit falls below the daily unused percentage range set forth below, Borrower shall pay to Bank a fee equal to the percentage per annum (computed on the basis of a 360-day year, actual days elapsed) set forth below on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first Business Day of each fiscal quarter, commencing on July 1, 2022. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

Unused Percentage of Line of Credit	Unused Commitment Fee
66.7% to 100%	0.10%
33.4% to 66.6%	0.05%
0.0% to 33.3%	0.00%

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SECTION 1.3.    COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any business purpose deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s business purpose deposit accounts with Bank to pay all such sums when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto (other than arising as a result of Bank’s gross negligence or willful misconduct). For purposes hereof, a “business purpose deposit account” is any deposit account other than a deposit account established primarily for personal, family or household purposes.

The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 7.2. hereof. In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least three (3) business days prior to such payment due date or payoff.

SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank arising under this Agreement and the other Loan Documents, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority (subject to Permitted Liens) in all Borrower’s personal property assets other than (i) the M&T Realty Capital Collateral Account and (ii) any such property that constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code).

As security for all indebtedness and other obligations of Borrower to Bank arising under this Agreement and the other Loan Documents , other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall cause each domestic corporate guarantor to grant to Bank security interests of first priority in all of its personal property assets; except to the extent any such property constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code) in which case no such pledge shall be required.

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All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall pay to Bank within ten (10) days after written demand the full amount of all documented charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by all of Borrower’s domestic subsidiaries, currently existing and formed in the future, as evidenced by and subject to the terms of guaranties in form and substance reasonably satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions

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hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditor’s rights.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency in which the amount in controversy is greater than the Material Amount, individually or in the aggregate, other than (a) those disclosed by Borrower to Bank in writing prior to the date hereof, and (b) those covered by insurance.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statements of Borrower dated March 1, 2022, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted herein or by Bank in writing or pursuant to this Agreement. All information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct in all material respects at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct in all material respects today.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year in excess of the Material Amount in the aggregate.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

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SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event or Prohibited Transaction (as those terms are defined in ERISA), or a or funding deficiency with respect to any Plan initiated by Borrower has occurred and is continuing, other than a violation, Reportable Event, Prohibited Transaction or funding deficiency which, individually or in the aggregate with other pending violations, Reportable Events, Prohibited Transactions or funding deficiencies, would result in liability that is less than $100,000 or is corrected within 30 days following the occurrence of such violation, Reportable Event, Prohibited Transaction or funding deficiency; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money in excess of a Material Amount, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or owned properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12    SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

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ARTICLE III

CONDITIONS

SECTION 3.1.    CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank’s satisfaction.

(a)    Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank’s counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Security agreements from Borrower and each corporate guarantor.

(iii)	Guarantors’ Consent and Reaffirmation from each guarantor.

(iv)	Corporate resolutions and certificates of incumbency from Borrower and Marcus & Millichap Real Estate Investment Services, Inc.

(v)	Such other documents as Bank may reasonably require under any other Section of this Agreement.

(c)    Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d)    Final Credit Approval. Bank shall have obtained the final internal credit approval for this transaction.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

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(i) Letter of Credit Documentation. Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(c)    Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(d)    Financial Condition. There shall have been no material adverse change, as determined by Bank in its sole but reasonable discretion, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank in its sole but reasonable discretion, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.

SECTION 4.3.    FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year, the consolidated financial statements of Borrower (including the other Obligors as required by GAAP) including (i) balance sheet, (ii) income statement (and/or statement of comprehensive income, as required by GAAP); (iii) statement of cash flows and (iv) notes thereto, all prepared in accordance with GAAP. The financial statements will include an opinion of the Borrower’s certified public accountants (to be a firm recognized by the Public Company Accounting Oversight Board);

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(b)    not later than 45 days after and as of the end of each fiscal quarter, the condensed consolidated financial statements of Borrower (including the other Obligors as required by GAAP) including (i) balance sheet, (ii) income statement (and/or statement of comprehensive income as required by GAAP); (iii) statement of cash flows and (iv) notes thereto, all prepared in accordance with GAAP as required by the Securities and Exchange Commission for interim reporting;

(c)    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president, chief financial officer or chief accounting officer of Borrower that (i) said financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP; (ii) Borrower and Obligors are in compliance with all financial covenants in this Agreement (as evidenced by supporting calculations in reasonable detail attached to such certificate), and (iii) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d)    not later than 90 days after each fiscal year of Borrower, a budget for the then current fiscal year, including balance sheet, income statement, and statement of cash flows;

(e)    filings on Form 10-K, 10Q, and 8-K, and such other similar filings as are required to be filed by Borrower with the Securities and Exchange Commission, concurrently with such filings; and

(f)    from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

Documents required to be delivered pursuant to clauses (a), (b) and (e) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the internet at the website address “www.marcusmillichap.com” (or any successor page notified to Bank).

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business so long as the failure to comply could not reasonably be expected to have a material adverse effect on the Borrower in any respect.

SECTION 4.5.    INSURANCE. (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to (as applicable) fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of

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Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with recorded claims as required under GAAP in excess of the Material Amount which are not covered by insurance.

SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Total Funded Debt to EBITDA not greater than 2.0 to 1.0 as of each quarter end, determined on a rolling 4-quarter basis, with “Total Funded Debt” defined as the sum of (i) all obligations for borrowed money (including subordinated debt), (ii) all capital lease obligations, (iii) all outstanding letters of credit, (iv) guarantees, except for the guarantees for M&T Realty Capital mortgage loans, (v) Adjusted DUS Loan Loss Liability, and (vi) contingent liabilities valued in accordance with GAAP, and with “EBITDA” defined as net profit before tax plus (i) interest expense (net of capitalized interest expense), (ii) depreciation and amortization expense, (iii) non-cash stock-based compensation expense, and (iv) non-cash loan loss reserve expense associated with the guarantees for M&T Realty Capital mortgage loans, less (i) non-cash MSR revenue and (ii) non-cash loan loss reserve income.

(b)    EBITDAR Coverage Ratio not less than 1.25 to 1.0 as of each quarter end, determined on a rolling 4-quarter basis, with “EBITDAR” defined as net profit before tax plus the sum of (i) interest expense (net of capitalized interest expense), (ii) depreciation and amortization expense, (iii) non-cash stock-based compensation expense, (iv) non-cash loan loss reserve expense associated with the guarantees for M&T Realty Capital mortgage loans, and (v) rent expense, less (i) tax expenses of Borrower, (ii) non-operating income or gain on sale, (iii) non-cash MSR revenue, (iv) non-cash loan loss reserve income, (v) capital expenditures, and (vi) dividends accrued, and with “EBITDAR Coverage Ratio” defined as EBITDAR divided by the sum of (i) total interest expense (ii) rent expense, (iii) current portion of long-term debt, (iv) current portion of capital lease obligations, and (v) current portion of subordinated debt.

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SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of the Material Amount; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)    Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)    Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money indebtedness, other indebtedness relating to capital expenditures on credit, and operating lease liabilities, (c) all liabilities of Borrower listed on Schedule 5.2 attached hereto, (d) trade indebtedness incurred in the ordinary course of

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business, (e) extensions, refinancings and renewals of any items described in clauses (b) and (c) above, provided that the terms shall not be modified in a manner adverse to the interests of Bank (it being understood that, among other things, such extension, refinancing or renewal (1) shall not increase the principal amount of such indebtedness, (2) shall not shorten the maturity date or accelerate the amortization schedule of such indebtedness, (3) shall not be secured unless the indebtedness being refinanced was secured (and in such event, only to such extent such Indebtedness was secured), and (4) shall be subordinated to the extent that the indebtedness being refinanced is subordinated, and (f) any loan loss reserve that is booked as a liability in accordance with GAAP and guarantees related to M&T Realty Capital mortgage loans.

SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (provided that any Obligor other than Borrower may merge into any other Obligor); make any substantial change in the nature of such Obligor’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of such Obligor’s assets except in the ordinary course of its business and except for transfers of assets that would qualify as a Permitted Acquisition or Approved Acquisition under Section 5.4 or an investment that would be permitted under Section 5.6.

SECTION 5.4    ACQUISITIONS. Make any Acquisition, except for one of the following Acquisitions (each of which shall be subject to Section 5.6):

(a)    “Permitted Acquisition”: any Acquisition by Borrower or an Obligor of all or substantially all of the operating assets or shares or other equity securities of any person or entity so long as all of the following conditions are satisfied: (i) if an equity Acquisition, the acquired entity becomes a guarantor of the debt hereunder and grants a first-priority security interest to Bank in all of its personal property assets, and executes and delivers such agreements and documents as Bank reasonably requires to evidence the same, (ii) both before and after any such Acquisition Borrower has Unencumbered Liquid Assets plus availability under the Line of Credit of not less than $30,000,000, (iii) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the Acquisition, (iv) Total Funded Debt to EBITDA on a Pro Forma Basis will not exceed 1.5:1.0, (v) if the value of such Acquisition exceeds $30,000,000 Borrower provides Bank with a courtesy notice of the Acquisition at least ten (10) Business Days prior thereto (the failure to give a courtesy notice shall not constitute a breach of this Agreement unless such failure was due to the bad faith or willful misconduct of Borrower), and (vi) neither Borrower nor any other Obligor incurs any debt or grants any security interests in its assets in connection with such Acquisition that is not otherwise permitted herein, other than to Bank, without Bank’s prior written consent.

(b)    “Approved Acquisition”: any Acquisition which is not a Permitted Acquisition and (i) Borrower shall provide to Bank not less than 15 business days prior to the consummation of such Acquisition the name of the target entity, a description of the target’s business, projections for the combined entities and any other information reasonably requested by Bank, and (ii) Bank shall have delivered to Borrower not less than 5 business days prior to the consummation of such Acquisition a written approval of the Acquisition (as determined by Bank in its reasonable discretion).

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SECTION 5.5.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank; (b) Borrower’s guaranties on behalf of Obligors in the ordinary course of business; and (c) additional unsecured guaranties in amounts not to exceed an aggregate of $10,000,000 at any time outstanding, excluding any guarantees, recorded or unrecorded, for third-party M&T Realty Capital mortgage loans in the normal course of business.

SECTION 5.6.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof; (b) loans and advances to or in one or more persons or entities, which are considered employees or independent contractors, so long as all of the of the following conditions are satisfied: (x) both before and after any such loan or advance Borrower has Unencumbered Liquid Assets plus availability under the Line of Credit of not less than $50,000,000, (y) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the loan or advance, and (z) Total Funded Debt to EBITDA on a Pro Forma Basis will not exceed 1.5:1.0; (c) loans, advances and investments to or in non-Obligor entities that are organized outside the United States up to an aggregate amount not to exceed $60,000,000 outstanding at any one time; and (d) investments in marketable securities pursuant to Borrower’s investment policy as approved by its Board of Directors from time to time.

SECTION 5.7.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on such Obligor’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such Obligor’s stock now or hereafter outstanding; provided however, that (a) any direct or indirect subsidiary of Borrower may pay dividends to Borrower without restriction, and (b) Borrower may pay cash dividends or distributions to its shareholders and/or repurchase any class of its stock in any fiscal year so long as all of the of the following conditions are satisfied: (x) both before and after any such loan or advance Borrower has Unencumbered Liquid Assets plus availability under the Line of Credit of not less than $30,000,000, (y) there exists no Event of Default, nor any act, condition or event or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the dividends, distributions or repurchase. Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing (i) in favor of Bank, (ii) in connection with Borrower’s guarantees of the M&T Realty Capital mortgage loans, or (iii) in connection with other indebtedness or obligations of the type permitted pursuant to Section 5.2 (collectively, “Permitted Liens”).

SECTION 5.9.    ACCOUNTING CHANGES; ORGANIZATIONAL DOCUMENTS.

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(a)    Change its Fiscal Year end, or make (without the consent of Bank) any material change in its accounting policies and reporting practices except as required by GAAP.

(b)    Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document(s) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of Bank.

SECTION 5.10.    TRANSACTIONS WITH AFFILIATES. Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Obligor except for (i) transactions that are in the ordinary course of such Obligor’s business, upon fair and reasonable terms that are no less favorable to such Obligor than would be obtained in an arm’s length transaction with a non-affiliated person or entity and (ii) transactions contemplated pursuant to the Transition Services Agreement between Borrower and The Marcus & Millichap Company.

SECTION 5.11.    BURDENSOME AGREEMENTS. Enter into, or permit to exist, any contractual obligation that encumbers or restricts the ability of Borrower to (i) make any dividends or distributions or other payments in connection with its equity, (ii) pay any indebtedness or obligation owed to Borrower, (iii) make loans or advances to any Obligor, (iv) transfer any of its property to any Obligor, or (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof except as may be restricted pursuant to any Permitted Liens.

SECTION 5.12.    ORGANIZATION DOCUMENTS; FISCAL YEAR; LEGAL NAME, STATE OF FORMATION AND FORM OF ENTITY.

(a)    Amend, modify or changes its organization documents in a manner materially adverse to Bank.

(b)    Without providing ten days prior written notice to Bank, change its name, state of formation or form of organization.

SECTION 5.13.    OWNERSHIP OF SUBSIDIARIES. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any person or entity (other than an Obligor) to own any equity interests of any subsidiary of such Obligor, or (b) permit any subsidiary of such Obligor to issue or have outstanding any shares of preferred equity interests not owned by Borrower or any other Obligor.

SECTION 5.14.    SANCTIONS. Directly or indirectly, use the proceeds of any advances under the Line of Credit or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any country or territory that is subject to Sanctions that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction) of Sanctions. Further, such Obligor shall not (a) have any of its assets in a country that is subject to any Sanctions applicable to such Obligor in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws; (b) do business in or with, or derive any of its income from its investments in or transactions with, any country subject to any applicable Sanctions or in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws; (c) engage in any dealings or transactions prohibited by any applicable Anti-Terrorism Law; or (d) use the proceeds of any advance under the Line of Credit to fund any operations in, finance any investments or activities in, or make any payments to a

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country subject to any applicable Sanctions or in the possession, custody or control of a person in violation of any applicable Anti-Terrorism Laws. As used herein, the terms “Anti-Terrorism Laws” and “Sanctions” shall have the following meanings:

“Anti-Terrorism Laws” means any Laws applicable to, and that have jurisdiction over, Borrower and/or its subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and in each case to the extent applicable to, and having jurisdiction over, Borrower and/or its subsidiaries.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case to the extent applicable to, and having jurisdiction over, Borrower and/or its subsidiaries.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay within three (3) days after the due date any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1, and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) Business Days after the earliest of occurrence thereof, Borrower receiving notice thereof or any officer of Borrower having knowledge thereof.

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(d)     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1, none of which shall be subject to a cure period), such default shall continue for a period of thirty (30) Business Days from its occurrence.

(e)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, owner of pledged collateral, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity in an aggregate principal amount of at least the Material Amount, including Bank.

(f)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)    The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor for the payment of money in an amount, individually or in the aggregate, of at least the Material Amount; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)    There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, or any Third Party Obligor, of its obligations under any of the Loan Documents.

(i)    The death or incapacity of Borrower or any Third Party Obligor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Third Party Obligor if a partnership. The dissolution, division, or liquidation of Borrower or

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any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or such Third Party Obligor.

(j)    Change of Control.

(i)    any person or two or more persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of equity interests of Borrower (or other securities convertible into such equity interests) representing 45% or more of the combined voting power of all equity interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;

(ii)    any person or two or more persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the equity interests of such person entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such equity interests that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such equity interests;

(iii)    during any period of 24 consecutive months commencing on or after the date hereof, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors;

(iv)    Borrower fails to own and control, directly or indirectly, 100% of the equity interests of each other Loan Party,

SECTION 6.2.    REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

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ARTICLE VII

MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:     MARCUS & MILLICHAP, INC.

23975 Park Sorrento, Suite 400

Calabasas, CA 91302

Attention: Corporate Secretary and Chief Financial Officer

BANK:                 WELLS FARGO BANK, NATIONAL ASSOCIATION

350 W Colorado Blvd, 4th Floor

Pasadena, CA 91105

Attention: Patrick Drum

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately within ten (10) Business Days after written demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors

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and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents to any person or entity that is not a direct competitor of Borrower (as determined by Bank in its reasonable discretion). In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence and during the continuance of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to

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the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

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(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such

C-203MMB_ALL.docx (Rev. 02/22)	-21-

indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

ARTICLE VIII

DEFINITIONS

SECTION 8.1    DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

“Acquisition” means a transaction or series of transactions consummated in accordance with applicable law, resulting in the acquisition of (a) a business, division, or substantially all assets of an entity; or (b) a record or beneficial ownership of 50% or more of the equity interests of an entity; directly or indirectly by Borrower or an Obligor.

“Adjusted DUS Loan Loss Liability” means, in connection with Borrower’s guarantees of the M&T Realty Capital mortgage loans, the loan loss reserve, recorded in accordance with GAAP, less the outstanding balance in Borrower’s collateral account held at M&T Bank, to the extent that such amount is greater than, or equal to, zero.

“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person or entity. A person or entity shall be deemed to control another person or entity for the purposes of the definition of Affiliate if such person or entity possesses, directly or indirectly, the power (i) to vote 20% or more of the equity interests having ordinary voting power for the election of directors or managers of such other person or entity or (ii) to direct or cause the direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” means, as to any entity, the board of directors (or comparable managers) of such entity, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” has the meaning set forth in Section 1.2(d).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the date hereof if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holder or a majority of the Continuing Directors.

“EBITDA” has the meaning set forth in Section 4.9(a).

“EBITDAR” has the meaning set forth in Section 4.9(b).

“EBITDAR Coverage Ratio” has the meaning set forth in Section 4.9(b).

“Event of Default” has the meaning set forth in Section 6.1.

“GAAP” means, at any time, generally accepted accounting principles in the United States of America as in effect at such time, applied in accordance with the consistency requirements thereof (excluding in the case of unaudited financial statements footnotes)

“Line of Credit” has the meaning set forth in Section 1.1(a).

“Line of Credit Note” has the meaning set forth in Section 1.1(a).

“Loan Documents” has the meaning set forth in Section 2.2.

“M&T Realty Capital” means M&T Realty Capital Corporation.

“Material Amount” means $6,500,000.

“Maturity Date” means June 1, 2025.

“Non-cash MSR” means non-cash mortgage service rights.

“Obligors” means Borrower and present and future guarantors.

“Permitted Acquisition” means an Acquisition that satisfies the conditions contained in Section 5.4.

“Permitted Holder” means George Marcus, members of his immediate family and his spouse and issue, the respective heirs and estates of the foregoing and, other than interests of remote contingent beneficiaries referenced in the relevant trust documents, any trusts created solely for the benefit of the foregoing.

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“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Acquisition or disposition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of indebtedness), as if such Acquisition or disposition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP (but without giving effect to any step-up in basis of inventory or other assets resulting from such Acquisition).

“Subfeature Letters of Credit” has the meaning set forth in Section 1.1(c).

“Total Funded Debt” has the meaning set forth in Section 4.9(b).

“Unencumbered Liquid Assets” means cash, cash equivalents and/or other liquid investments made in accordance with Borrower’s investment policy as approved by its Board of Directors from time to time, free of any lien or other encumbrance. Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets.

SECTION 8.2.    OTHER DEFINITIONAL PROVISIONS. References to “Sections”, “subsections”, “Exhibits,” and “Schedules” shall be to Sections, subsections, Exhibits, and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 8.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MARCUS & MILLICHAP, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Steve DeGennaro	By: /s/ Patrick Drum
Name: Steve DeGennaro	Name: Patrick Drum
Title: Executive Vice President and CFO	Title: Senior Vice President

By: /s/ Kurt Schwarz
Name: Kurt Schwarz
Title: Vice President Finance and Chief Accounting Officer

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GUARANTORS’ CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of all indebtedness of MARCUS & MILLICHAP, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Second Amended and Restated Credit Agreement; (ii) reaffirms its obligations under its respective Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Continuing Guaranty; and (iv) reaffirms that its obligations under its respective Continuing Guaranty are separate and distinct from the obligations of any other party under said Second Amended and Restated Credit Agreement and the other Loan Documents described therein.

GUARANTORS:

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF NORTH CAROLINA, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF NEVADA, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

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MARCUS & MILLICHAP CAPITAL CORPORATION

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF FLORIDA, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF CHICAGO, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

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MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF ATLANTA, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF SEATTLE, INC.

/s/ Mark Cortell
Name:	Mark Cortell
Title:	SVP, Chief Legal Officer & Secretary

/s/ Tyler Theobald
Name:	Tyler Theobald
Title:	Secretary

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Schedule 5.2

PERMITTED INDEBTEDNESS

None.

C-203MMB_ALL.docx (Rev. 02/22)	Schedule 5.2 Permitted Indebtedness

THIRD AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

(Daily Simple SOFR)

$60,000,000	Los Angeles, California July 28, 2022

FOR VALUE RECEIVED, the undersigned MARCUS & MILLICHAP, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 21255 Burbank Blvd., Suite 110, Woodland Hills, CA 91367, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Sixty Million Dollars ($60,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein. This Note amends, restates and replaces in full that certain Second Amended and Restated Revolver Line of Credit Note, dated as of May 31, 2022, in the principal amount of up to $60,000,000 made by Borrower and payable to the order of Bank previously issued in respect of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May 28, 2019, as amended from time to time (the “Credit Agreement”).

INTEREST.

1.    Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    “Benchmark Floor” means a rate of interest equal to zero percent (0%).

(b)    “Daily Simple SOFR” means, with respect to any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.

(c)    “Federal Reserve Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(d)    “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that any borrowings hereunder accruing interest determined in relation to the Prime Rate shall not be less than one percent (1%) at any time, regardless of fluctuations in the Prime Rate that may cause the rate of interest applicable to this Note to be less than one percent (1%).

(e)    “SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

(f)    “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(g)    “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(h)    “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Any capitalized terms not defined herein shall have those meanings set forth in the Credit Agreement (as that term is defined below).

2.    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum determined by Bank to be the Applicable Margin plus the Daily Simple SOFR in effect from time to time. The Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. “Applicable Margin” means, as of any date of determination and with the applicable margin set forth in the following table that corresponds to the Total Funded Debt to EBITDA ratio for the most recently completed quarter; provided, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level 3”:

Level	Total Funded Debt/EBITDA	Applicable Margin
1	less than 1.00x	1.000%
2	1.01x to 1.50x	1.125%
3	1.51x or greater	1.250%

The Applicable Margin will be re-determined as of the first business day of Borrower’s fiscal quarter following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

3.    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or Daily Simple SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or Daily Simple SOFR and (iii) taxes, stamp taxes, and insurance payable by reason of the execution and delivery of this Note, the Credit Agreement, and any loan documents. In determining which of the foregoing are attributable to any SOFR or Daily Simple SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

4.    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar month, commencing August 1, 2022.

5.    Default Interest. From and after the Maturity Date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence, and during the continuance of an Event of Default, then at the option of the Bank the outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at an increased rate per annum equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

6.    Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an “Inability Determination”) or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR or Daily Simple SOFR (an “Illegality Determination”), then Bank will so notify Borrower. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time, from the date of an Inability Determination or an Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will become effective on the Benchmark Replacement Date and will then supersede the Prime Rate and margin determined in accordance with this provision.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Bank or any of its affiliates is not a loan document):

(a)    Benchmark Replacement. If a Benchmark Transition Event occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)    Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)    Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

“Benchmark” means, initially, Daily Simple SOFR; provided, however, that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

“Benchmark Administrator” means, initially, the SOFR Administrator or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

“Benchmark Replacement” means the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then the Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Bank.

“Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

BORROWING AND REPAYMENT.

1.    Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.

2.    Advances. Advances hereunder, to the total amount of the principal sum stated above and subject to the terms and conditions of the Credit Agreement defined below, may be made by the holder at the written request of (i) Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.    Application of Payments. Each payment made on this Note shall be credited first, to any interest and fees then due and second, to the outstanding principal balance hereof.

4.    Maturity Date Payment in Full. Borrower shall pay all remaining unpaid principal and accrued interest due and payable in full on the earlier of demand by the Bank on the occurrence of an Event of Default or June 1, 2025, (the “Maturity Date”).

PAYMENTS. If any payment of principal or interest to be made pursuant to this Note, other than a prepayment or a payment due on the Maturity Date of this Note, shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

SWAP AGREEMENT. Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the Maturity Date of this Note to match the maturity date of a Swap Agreement. For the purposes of this Note, “Swap Agreement” means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

EVENTS OF DEFAULT. This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS.

1.    Remedies. Upon the sale, transfer, hypothecation, assignment, or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

2.    Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement (“Lien Document”) shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, “Note Obligations” means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

3.    Obligations Joint and Several. The obligations of Borrower under this Note and the other Loan Documents shall be joint and several with all other obligors hereof and thereof.

4.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law or choice of law principles thereof.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MARCUS & MILLICHAP, INC.

By:	/s/ Kurt Schwarz

Name: Kurt Schwarz
Title: Vice President Finance and Chief Accounting Officer